Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

HeartSciences Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.001 par value per share	(1)	Other	252,561	$3.0140	$761,218.85	0.0001381	$105.12

Total Offering Amounts:						$761,218.85		105.12
Total Fee Offsets:
Net Fee Due:								$105.12

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Offering Note(s)

(1)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices per share of Registrant’s Common Stock on October 31, 2025 as reported by The Nasdaq Stock Market.

Covers 252,561 shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), issuable under the Registrant’s 2023 Equity Incentive Plan, as amended (the “Plan”), included in the reoffer prospectus in Part I of the Registration Statement (the “Reoffer Prospectus”), which Reoffer Prospectus may be utilized for reofferings and resales by certain executive officers and directors of the Registrant listed in the Reoffer Prospectus who may be deemed “affiliates” of the Registrant on a continuous or a delayed basis in the future, which is inclusive of 209,857 additional shares of Common Stock issuable under the Plan. Pursuant to Rule 416 promulgated under the Securities Act, this registration statement shall also be deemed to cover any additional shares of Common Stock that may from time to time be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that increases the number of outstanding shares of Common Stock.